Aoxin Tianli Group, Inc. Reports First Quarter 2015 Results

WUHAN CITY, China, May 13, 2015 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming, manufacture and marketing of electro-hydraulic servo-valves, and the development of optical fiber hardware and software solutions, today announced its financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights:

•	Revenues increased by 16.8% year-over-year to $11.35 million with the newly acquired servo and security and protection businesses contributing $1.76 million, or 15.5% of total revenues

•	Gross margin also increased to 19.8% for the first quarter of 2015 from 15.0% for the same period of last year

•
Net loss for common shareholders was $0.24 million, or net loss of $0.01 per share, compared to net income for common shareholders of $0.43 million, or $0.03 per diluted share. The decrease was mainly related to non-cash stock-based compensation expense of $0.60 million and an increase of $0.30 million in operating expenses for our retail segment, partially offset by net income of $0.32 million contributed by our newly operating servo segment

Mr. Ping Wang, Chairman and Chief Executive Officer of Aoxin Tianli Group, Inc., commented, “Despite continued weakness in demand for market hogs, our black hog program remained strong and generated $3.80 million in revenues through black hog farming and retail sales of specialty black hog products, or one third of total revenues, in the first quarter this year. Our newly acquired servo and security and protection businesses also contributed $1.76 million in revenues, leading to a 16.8% growth in our overall revenues. Overall gross margin also improved by 4.8% to 19.8% for the first quarter of 2015 from 15.0% for the same period of last year, thanks to the new segments which contributed 15.5% of overall revenues but 31.4% of overall gross profit.”

Mr. Wang continued: “while we expect the new segments, both servo and security & protection, to continue to drive growth in revenues and expansion in gross margin in the future, we are committed to further carry out our New Strategic Development Plan which we launched last July. Our in-house M&A team has been working diligently on several potential investment or acquisition targets in recent months and expects to pull the trigger when the right opportunities arise after thorough due diligence review.”

First Quarter 2015 Financial Results:

	For the Three Months Ended March 31,
($ thousands, except per share data)	2015	2014	% Change
Revenues	$11,350	$9,717	16.8%
Hog farming	9,092	9,239	-1.6%
Retail	497	478	4.0%
Servo	1,219	-	NM
Security & protection	542	-	NM
Gross margin	19.8%	15.0%	4.8%
Operating Income (loss) margin	-0.7%	4.2%	-4.9%
Net income (loss) for common shareholders	(240)	428	NM
Earnings (loss) per share	(0.01)	0.03	NM

Revenues

Revenues for the first quarter of 2015 increased by $1.63 million, or approximately 16.8%, to $11.35 million from $9.72 million for the same period of last year. This increase was primarily attributable to sales from our newly acquired Hang-ao and OV Orange, increases in sales of black hogs and black hog specialty pork products, partially offset by reduced sales of regular breeder and market hogs.

	For the Three Months Ended March 31,
	2015			2014
	No. of Hogs	Average	Sales	No. of Hogs	Average	Sales
	Sold	Price/Hog ($)	($ thousands)	Sold	Price/Hog ($)	($ thousands)
Breeder hogs- regular hogs	7,183	$263	$1,888	7,069	$281	$1,989
Market hogs- regular hogs	21,343	183	3,902	22,583	203	4,580
Market hogs- black hogs	15,269	216	3,302	11,700	228	2,670
Total Hog Farming	43,795	208	9,092	41,352	223	9,239

		Average	Sales		Average	Sales
	Kilogram	Price/kg ($)	($ thousands)	Kilogram	Price/kg ($)	($ thousands)
Retail- specialty black hog pork products	114,932	$4	$497	89,483	$5	$478

Revenues for the first quarter of 2015 from hog farming, which include sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $0.15 million, or 1.6%, to $9.09 million for the first quarter of 2015 from $9.24 million for the same period of last year. The Company sold a total of 43,795 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $208 per hog during the first quarter of 2015, compared to 41,352 hogs sold and a blended average selling price of $223 per hog for the same period of last year.

Revenues for the first quarter of 2015 from regular breeder hog sales decreased by 5.1% to $1.89 million with the number of regular breeder hogs sold increasing by 1.6% to 7,183 hogs and the average selling price of regular breeder hogs decreasing by 6.4% to $263 per hog. Revenues for the first quarter of 2015 from regular market hog sales decreased by 14.8% to $3.90 million as the number of regular market hogs sold declined by 5.5% to 21,343 hogs and the average selling price of regular market hogs decreased by 9.9% to $183 per hog. However, sales of black hogs continued to grow, increasing by 23.7% to $3.30 million with the number of black hogs sold increasing by 30.5% to 15,269 hogs and the average selling price of black hogs decreasing by 5.2% to $216 per hog.

We sold 114,932 kilograms of specialty black hog pork products through retail at approximately $4 per kilogram, generating revenues of $0.50 million for the first quarter of 2015. This compared to 89,483 kilograms sold at approximately $5 per kilogram and revenues of $0.48 million for the same period of last year. This growth, combined with the sales of black market hogs, led to $3.80 million in revenues from our black hog program. Our black hog specialty pork product portfolio includes fresh pork meat sold to supermarkets and meat shops, hotels and restaurants and various vacuumed pork meats sold in gift boxes or portable thermo coolers.

Revenues from our servo business was $1.22 million, including $1.01 million from selling electro-hydraulic servo devices and relevant components and $0.21 million from providing maintenance services to customers, and accounted for 10.7% of total revenues for the first quarter of 2015.

Revenues from our security and protection business was $0.54 million, including $0.18 million from selling optical fiber invasion alarm systems and $0.36 million from selling education devices and providing relevant technical supports, and accounted for 4.8% of total revenues for the first quarter of 2015.

Gross profit

Cost of goods sold increased by $0.84 million, or 10.2%, to $9.10 million for the first quarter of 2015 from $8.25 million for the same period of last year. The increase in overall cost of goods sold was mainly related to the newly acquired servo and security and protection businesses. Cost of goods sold related to hog farming, retail, servo and security & protection were $7.66 million, $0.38 million, $0.79 million and $0.27 million, respectively, for the first quarter of 2015, compared to $8.01 million, $0.25 million for hog farming and retail, respectively, for the same period of last year. Overall gross profit increased by $0.79 million, or 53.9%, to $2.25 million for the first quarter of 2015 from $1.46 million for the same period of last year. The increase in overall gross profit was mainly due to increases in gross profit from servo, security and protection, and black hog sales and partially offset by decrease in gross profit from retail.

Overall gross margin was 19.8%, with gross margins for hog farming, retail, servo and security & protection segments 16%, 23%, 35% and 50%, respectively, for the first quarter of 2015. This compared to overall gross margin of 15.0%, and gross margins for hog farming and retail of 13% and 48%, respectively, for the same period of last year. For the hog farming business, gross margins for regular breeder hogs, regular market hogs, and black hogs were 41%, 12% and 6%, respectively, for the first quarter of 2015, as compared to 36%, 6%, and 9%, respectively, for the same period of last year.

Operating profit (loss)

Total operating expenses, including general and administrative expenses and selling and marketing expenses, increased by $1.28 million, or 120.8%, to $2.33 million for the first quarter of 2015 from $1.06 million for the same period of last year. The increase was primarily the result of our new operating segments which incurred expenses of $0.11 million for our servo business and $0.38 million for our security and protection business, a non-cash stock based compensation expenses of $0.60 million, and an increase of $0.30 million in expenses at our retail segment.

Operating loss for the first quarter of 2015 was $0.82 million, compared to operating profit of $0.41 million for the same period of last year. Operating loss margin for the first quarter of 2015 was 0.7%, compared to operating profit margin of 4.2% for the same period of last year.

Net income

As a result of the foregoing, net loss for the first quarter of 2015 was $0.22 million, compared to net income of $0.30 million for the same period of last year. After the deduction of non-controlling interests, net loss attributable to common shareholders for the first quarter of 2015 was $0.24 million, or net loss of $0.01 per share. This compared to net income attributable to common shareholders of $0.43 million, or net income of $0.03 per diluted share, for the same period of last year.

Financial Condition

As of March 31, 2015, the Company had cash and cash equivalents of $40.91 million and short-term loans and bank acceptance notes payable of $8.96 million, compared to $39.12 million and $2.41 million, respectively, at December 31, 2014. Working capital as of March 31, 2015 was $49.46 million as compared to $47.52 million at December 31, 2014. Net cash provided by operating activities in the three months ended March 31, 2015 was $3.52 million, compared to $3.02 million for the same period of last year. Net cash provided by investing activities was $1.62 million for the first quarter of 2015, compared to net cash used in investing activities of $1.09 million for the same period of last year. Net cash used in financing activities was $3.66 million for the first quarter of 2015, compared to net cash provided by financing activities of $7.62 million for the same period of last year.

Earnings Conference Call

Aoxin Tianli will host an earnings conference call and live webcast covering its first quarter 2015 financial results at 8:00 a.m. EDT on May 14, 2015, which is 8:00 p.m. in Beijing on May 14, 2015. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "AoxinTianli / ABAC".

Conference Call

Date:	Thursday, May 14, 2015
Time:	8:00 am EDT, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	AoxinTianli / ABAC
Webcast Link:	http://services.choruscall.com/links/abac150514.html

For those unable to participate, an audio replay of the presentation will be available beginning approximately one hour after the end of the live call through May 29, 2015. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10065907.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is a diversified company with businesses in hog farming, manufacturing and marketing of electro-hydraulic servo-valves, and the development of optical fiber hardware and software solutions. Under a New Strategic Development Plan adopted in July 2014, the Company plans to continue to diversify through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new materials and new energy products, electromechanics and healthcare devices. The Company is headquartered in Wuhan City, Hubei Province.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$40,905,864	$39,123,869
Notes receivable	-	16,291
Accounts receivable, net	2,761,243	2,237,794
Accounts receivable - related party	28,798	19,875
Inventories	10,368,154	11,015,763
Advances to suppliers	6,157,140	1,051,259
Prepaid expenses	189,997	238,875
Other receivables, net	146,312	241,666
Loan receivable - related party	-	1,629,062
Due from related party	79,177	78,195
Restricted cash	3,598,946	-
Total Current Assets	64,235,631	55,652,649

Long-term prepaid expenses, net	3,625,057	2,832,996
Plant and equipment, net	35,913,716	36,525,169
Construction in progress	713,102	710,128
Biological assets, net	1,818,231	2,036,823
Intangible assets, net	5,667,428	5,795,759

Total Assets	$111,973,165	$103,553,524

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$2,421,110	$2,411,012
Bank acceptance notes payable	6,543,539	-
Accounts payable and accrued liabilities	1,724,223	1,506,703
Advances from customers	117,601	83,304
Advances from customers - related party	59,869	58,451
Deferred income	342,941	260,058
Special payables	183,252	182,488
Other payables	2,821,972	2,991,109
Other payables - related party	181,213	180,457
Due to related party	381,042	455,232
Total Current Liabilities	14,776,762	8,128,814

Stockholders' Equity:
Common stock ($0.001 par value, 100,000,000 shares authorized,
33,183,000 and 32,373,000 shares issued and outstanding as of
March 31, 2015 and December 31, 2014, respectively)	33,183	32,373
Additional paid in capital	64,455,074	63,022,184
Statutory surplus reserves	2,552,070	2,532,813
Retained earnings	23,846,264	24,105,472
Accumulated other comprehensive income	4,643,960	4,079,896
Stockholders' Equity - Aoxin Tianli Group Inc. and Subsidiaries	95,530,551	93,772,738
Noncontrolling interest	1,665,852	1,651,972
Total Stockholders' Equity	97,196,403	95,424,710
Total Liabilities and Stockholders' Equity	$111,973,165	$103,553,524

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For the Three Months Ended March 31,
	2015	2014

Revenues	$11,324,120	$9,716,629
Revenues - related party	25,716	-
	11,349,836	9,716,629
Cost of goods sold	9,099,495	8,254,511
Gross profit	2,250,341	1,462,118

Operating expenses:
General and administrative expenses	2,063,798	773,411
Selling expenses	268,474	282,767
Total operating expenses	2,332,272	1,056,178

Income (loss) from operations	(81,931)	405,940

Other income (expense):
Interest income (expense) and bank charges	9,303	(89,676)
Other expenses, net	(56,765)	(15,239)
Total other expenses	(47,462)	(104,915)

Income (loss) before income taxes	(129,393)	301,025

Income taxes	87,119	-
Net income (loss)	(216,512)	301,025
Net loss (income) attributable to noncontrolling interest	(23,439)	127,017
Net income (loss) attributable to Aoxin Tianli Group Inc. common stockholders	(239,951)	428,042

Other comprehensive income:
Unrealized foreign currency translation adjustment	13,625	(365,368)

Comprehensive income (loss)	$(226,326)	$62,674

Earnings (losses)per share attributable to Aoxin Tianli Group Inc. common stockholders- basic and diluted:
Weighted-average shares outstanding, basic and diluted	32,913,000	13,964,000

Continuing operations - Basic & diluted	$(0.01)	$0.03
Discontinued operations - Basic & diluted	$-	$-

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(216,512)	$301,025
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	996,036	884,027
Amortization of prepaid expenses	86,740	88,823
Amortization of long-term prepaid expenses	653,292	21,493
Provision for doubtful accounts	179,866	8,486
Loss from inventory valuation	-	86,917
Loss from farm shutdown	12,017	-
Loss from disposal of biological assets	68,594	-
Changes in operating assets and liabilities:
Notes receivable	16,297	-
Accounts receivable	(555,138)	64,678
Accounts receivable - related party	(8,806)	-
Inventories	691,115	1,326,872
Advances to suppliers	1,301,522	(534,902)
Prepaid expenses	(37,346)	(39,488)
Other receivables	94,226	896,107
Accounts payable and accrued payables	210,411	(41,301)
Advances from customers	33,820	-
Advances from customers - related party	1,169	-
Deferred income	81,485	-
Other payables	(86,089)	(40,578)
Total adjustments	3,739,211	2,721,134
Net cash provided by operating activities	3,522,699	3,022,159

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of noncontrolling interest	-	(1,090,114)
Proceeds from collection of loan receivable from related party	1,629,700	-
Purchase of biological assets	(587)	-
Purchase of plant and equipment	(10,929)	(3,467)
Net cash provided by (used in) investing activities	1,618,184	(1,093,581)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase at restricted cash	(3,585,339)	-
Proceeds from capital contribution	-	6,000,000
Due (from) related party	(75,819)	(10,990)
Repayment of short-term loans	(1,629,700)	-
Proceeds from short-term loans	1,629,700	1,635,163
Net cash provided by (used in)financing activities	(3,661,158)	7,624,173

EFFECT OF EXCHANGE RATE CHANGES ON CASH	302,270	(109,423)

NET INCREASE IN CASH	1,781,995	9,443,328

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	39,123,869	10,087,694

CASH AND CASH EQUIVALENTS, END OF PERIOD	$40,905,864	$19,531,022

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest expense paid	$28,216	$146,661
Income tax paid	$87,119	$-

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Prepayments for raw material purchases made with bank acceptance notes	$6,518,799	$-
Shares issued to employees	$1,433,700	$-